SECURITIES AND EXCHANGE COMMISSION
                       WASHINGTON, DC 20549


                    -------------------------

                             FORM 8-K

                          CURRENT REPORT
              PURSUANT TO SECTION 13 OR 15(d) OF THE
                 SECURITIES EXCHANGE ACT OF 1934



Date of report (Date of earliest event reported) November 18,
1997

                    PEOPLES FIRST CORPORATION
        (Exact Name of Registrant as Specified in Charter)


   Kentucky                0-16839                  61-1023747
(State or other          (Commission              (IRS Employer
Jurisdiction of          File Number)             Identification
of Incorporation)                                      No.)


100 South 4th Street, Paducah, Kentucky           42002-2200
(Address of Principal Executive Offices)          (Zip Code)


Registrant's telephone number, including area code: (502) 441-1207


  (Former Name or Former Address, if Changed Since Last Report)

ITEM 5.   OTHER EVENTS.

     On November 17, 1997, Peoples First Corporation ("Peoples First") and Union Planters Corporation ("UPC") entered into an Agreement and Plan of Merger (the "Agreement"), pursuant to which Peoples First will be acquired by UPC. In accordance with the terms of the Agreement, UPC will acquire Peoples First pursuant to the merger (the "Merger") of Peoples First with and into Union Planters Holding Corporation, a wholly-owned subsidiary of UPC organized under the laws of Tennessee.

     Upon consummation of the Merger, each share of common stock of Peoples First ("Peoples First Common Stock"), together with the associated rights issued under Peoples First's Shareholders
Rights Agreement, (excluding shares as to which dissenter's rights are exercised) issued and outstanding at the Effective
Time of the Merger will be converted into and exchanged for the right to receive 0.6 shares of the $5.00 par value common stock of UPC (the "UPC Common Stock"). This Exchange Ratio is subject to possible adjustment as described below. Each share of UPC Common Stock issued upon conversion of Peoples First Common Stock in connection with the Merger will be accompanied by an UPC associated preferred stock purchase right issued under UPC's rights agreement.

     In addition, at the Effective Time, all options to purchase
Peoples First Common Stock granted by Peoples First under its existing stock plans outstanding at the Effective Time, whether or not exercisable, will be converted into and become options to purchase UPC Common Stock on a basis that reflects the Exchange Ratio.

     The Merger is intended to constitute a tax-free transaction under the Internal Revenue Code of 1986, as amended, and be accounted for as a pooling of interests.

     Consummation of the Merger is subject to various conditions, including: (i) approval by the shareholders of Peoples First;
(ii) approval by the shareholders of UPC of an amendment to the Restated Charter of UPC to increase the number of authorized shares of UPC Common Stock to at least 150,000,000 and in any event to a sufficient number of shares for the Merger; (iii) certain regulatory approvals from the Board of Governors of the Federal Reserve System and other applicable regulatory authorities; (iv) receipt of an opinion of counsel as to the tax-free nature of certain aspects of the Merger; (v) receipt of a letter from Price Waterhouse LLP, UPC's independent public accountants, to the effect that the Merger will qualify for pooling-of-interests accounting treatment; (vi) receipt by Peoples First of certain opinions, dated the date of the proxy statement to be mailed to Peoples First' shareholders, concerning the fairness of the Merger to Peoples First' shareholders, from a financial point of view; and (vii) satisfaction of certain other conditions.

     Under the Agreement, Peoples First has the right to terminate the Agreement if either (A) the Average Closing Price (as defined in the Agreement) of UPC Common Stock (i) declines by more than 15% of the Starting Price (as defined in the Agreement) and (ii) reflects a decline, on the Determination Date (as defined in the Agreement), of more than 10% below a weighted index of the stock prices of a group of bank holding companies designated in the Agreement; or (B) the Average Closing Price declines by more than 20% of the Starting Price. In the event that Peoples First gives notice of its intention to terminate the Agreement based on such provision, UPC has the right, within five
(5) days of UPC's receipt of such notice, to elect to increase the Exchange Ratio in accordance with the terms of the Agreement.

     In connection with the Agreement, Peoples First and UPC entered into a stock option agreement (the "Stock Option
Agreement") pursuant to which Peoples First granted UPC an option to purchase, subject to certain limitations, up to 1,991,406 shares of Peoples First Common Stock (representing
19.9% of the outstanding shares of Peoples First Common Stock without giving effect to the exercise of the option), at a purchase price of $33.00 per share, upon certain terms and conditions. The Stock Option Agreement was granted by each of the respective parties as a condition and inducement to each others' willingness to enter into the Agreement. Under the terms of the Stock Option
Agreement, the Total Profit (as defined in the Stock Option Agreement) and the National Total Profit (as defined in the Stock Option Agreement) that a holder may realize, including UPC, as a result of exercising the Stock Option Agreement may not exceed $15.0 million.

     The Agreement and the Merger will be submitted for approval at a meeting of the shareholders of Peoples First. Before the shareholders' meeting, UPC will file a registration statement with the Securities and Exchange Commission registering under the Securities Act of 1933, as amended, the shares of UPC Common Stock to be issued in exchange for the outstanding shares of Peoples First Common Stock. The shares of stock of UPC to be offered to Peoples First shareholders pursuant to a prospectus that will also serve as a proxy statement for the meeting of the shareholders of Peoples First to consider and vote upon appropriate matters relating to the Agreement and the Merger.

     In connection with the execution of the Agreement and Stock Option Agreement, Peoples First amended its Rights Agreement, dated as of January 18, 1995, to provide that the agreements entered into in connection with the Merger with UPC would not trigger the rights issued under the Rights Agreement. In addition, Peoples First terminated its stock repurchase program and its dividend reinvestment plan.

ITEM 7.   FINANCIAL STATEMENT AND EXHIBITS

(c)  Exhibits

          99.1 Joint Press Releaase issued by Peoples First
               Corporation on November 18, 1997.


                           SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              PEOPLES FIRST CORPORATION




                              By: /s/ Aubrey W. Lippert
                                   Aubrey W. Lippert
                                   Chairman of the Board,
                                   President and Chief Executive
                                   Officer

Date:  November 25, 1997